UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2005

Siebel Systems, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-20725 (Commission File Number)	94-3187233 (IRS Employer Identification No.)

2207 Bridgepointe Parkway
San Mateo, CA 94404
(Address of principal executive offices, including zip code)

(650) 477-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 10.3
EXHIBIT 10.4

Item 1.01. Entry into a Material Definitive Agreement.

Adoption of Employee Retention Benefit Plans

     Siebel Systems, Inc. (the “Company”) remains entirely focused on growing its business, generating profit, adding customer value and serving the long-term interests of its customers, employees and stockholders. However, recent rumors concerning potential acquisitions or takeovers of the Company have created a great deal of uncertainty among the Company’s employees and executives, which could negatively impact employee productivity and Company performance. If this issue is not addressed, particularly with regard to key employees and executives, the Company believes it could adversely affect the Company and its stockholders.

     Accordingly, on May 20, 2005, the Compensation Committee of the Board of Directors of the Company (the “Committee”) approved the adoption of an employee retention benefit program consisting of four employee retention benefit plans (collectively, the “Plans”), applying respectively to (i) employees with a title up to but not including a Director-level title, (ii) employees with a Director-level title, (iii) employees with a Vice President-level title, and (iv) certain Senior Executives. In designing the Plans, the Committee received advice from a third party consulting firm and utilized various benchmark data. The Committee believes the Plans are appropriate for the Company’s needs and consistent with industry standards.

     The Plans cover essentially all of the Company’s active employees and employees on a protected leave of absence (currently approximately 5,260 employees). Under the Plans, eligible Company employees will receive certain severance benefits upon a Covered Termination during the period that commences three months prior to a Change of Control and ends one year following a Change of Control. In particular, such an employee would receive (i) cash payment(s) equal to three to eighteen months (depending on the employee’s title/position) of such employee’s annual base salary and target annual bonus or commissions for the year in which such employee is terminated, (ii) continuation of health and welfare benefits for a period of three to eighteen months (depending on the employee’s title/position), (iii) immediate acceleration of all unvested Stock Awards held by the employee and removal of any holding periods applicable to any Stock Awards held by the employee, and (iv) reimbursement of legal fees and expenses incurred by the employee in seeking to enforce rights under the Plans.

     If an employee is separately covered by contractual change of control provisions that are more favorable than those set forth in the Plans, as determined by the Plan Administrator, such employee would receive severance benefits under the separate contractual change of control provisions and would not be eligible to participate in the Plans. If an eligible employee is separately covered by contractual change of control provisions that are less favorable than those set forth in the Plans, as determined by the Plan Administrator, the Plan Administrator may reduce the severance benefits under the Plan by the benefits available under the separate contractual change of control provisions. As a condition to receiving severance benefits under the Plans, each eligible employee must execute a general release of claims in favor of the Company.

     Subject to applicable laws, the Plan Administrator may amend or terminate the Plans at any time, but no amendment or termination may affect the right to any unpaid benefit of any participant whose termination date has occurred prior to amendment or termination of the Plans, and no amendment or termination shall occur after the occurrence of a Change of Control, or following or in connection with the approval by the Board of Directors of a Change of Control.

     Additional terms and conditions are set forth in the Plans, copies of which are filed with this report as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 10.4. The foregoing descriptions are subject to, and qualified in their entirety by, the Plans. Capitalized terms used but not defined herein shall have the meanings set forth in the Plans.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits. The following exhibits are filed herewith:

Exhibit
No.	Description
10.1	Siebel Systems, Inc. Employee Retention Benefit Plan.
10.2	Siebel Systems, Inc. Director Level Employee Retention Benefit Plan.
10.3	Siebel Systems, Inc. Vice President Level Employee Retention Benefit Plan.
10.4	Siebel Systems, Inc. Senior Executive Retention Benefit Plan.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIEBEL SYSTEMS, INC.
By:	/s/ George T. Shaheen
	Name:	George T. Shaheen
	Title:	Chief Executive Officer

Dated: May 26, 2005

EXHIBIT INDEX

Exhibit
No.	Description
10.1	Siebel Systems, Inc. Employee Retention Benefit Plan.
10.2	Siebel Systems, Inc. Director Level Employee Retention Benefit Plan.
10.3	Siebel Systems, Inc. Vice President Level Employee Retention Benefit Plan.
10.4	Siebel Systems, Inc. Senior Executive Retention Benefit Plan.